Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

                (949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES CONTRACT EXTENSION

WITH LARGEST CUSTOMER

IRVINE, CA, December 19, 2025 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced that on December 17, 2025, it executed a contract amendment with its largest customer for an additional three years. The contract, which was scheduled to terminate on December 31, 2025, has now been extended through December 31, 2028. The contract also contains minimum purchase volumes for each of the 2026 and 2027 calendar years.

“We are pleased to secure the business of our largest customer for an additional three years," said Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer. "This amendment will culminate in more than fifteen years of collaboration with this customer and positions us for continued revenue growth. We are committed to delivering long-term value to all of our customers, many of whom we have been serving for over a decade."

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions that appeal to our customers, primarily medical device distributors. Additionally, we provide engineering, quality, and regulatory consulting services to our customers. We also manufacture and sell rotary air motors to a wide range of industries; however, these motors comprise a de minimis portion of our business. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.